Exhibit 99.1

SIRIUS SATELLITE RADIO REPORTS RECORD REVENUE FOR THIRD QUARTER 2005

•	Revenue Up 250% Over Prior Year Third Quarter as Net Subscriber Additions Double
•	Exclusive Relationships with DaimlerChrysler and BMW Extended
•	Subscriber Guidance Raised to “Over” 3 Million by Year-End
•	Company Continues to Gain Market Share

NEW YORK – November 1, 2005 - SIRIUS Satellite Radio (NASDAQ: SIRI) today announced strong third quarter financial and operating results, driven by subscriber growth in its retail and automotive OEM distribution channels, and continued demand for its superior programming.

As of September 30, 2005, SIRIUS had 2,173,920 subscribers. The third quarter subscriber figure reflects net additions of 359,294 subscribers, a 97% increase over the year-ago figure of 181,948 net subscriber additions.

The company raised its year-end 2005 subscriber guidance to over 3 million, and reaffirmed its previous guidance on all other key metrics. SIRIUS expects its subscriber growth will be driven by traditionally strong consumer demand in the fourth quarter, and by SIRIUS’ exclusive programming as well as the continued appeal of its commercial-free music.

“The third quarter represented another quarter of solid execution by our management team,” said Mel Karmazin, CEO of SIRIUS. “We continued to gain retail and overall market share in the quarter, while meeting our guidance for third quarter net subscriber additions. As we move into the important fourth quarter, we believe that our mix of innovative and competitively-priced products at retail, combined with more SIRIUS factory installations by our automotive partners, will yield strong year-end results, and we are raising our subscriber guidance to over 3 million to reflect this expectation. The introduction of Martha Stewart Living Radio and the anticipation of Howard Stern’s arrival in January 2006 should also generate unprecedented excitement for our service.”

SIRIUS reported revenue of $66.8 million for the third quarter of 2005, a 250% increase over the $19.1 million reported for the year-ago quarter. Average monthly churn during the third quarter of 2005 was 1.8%. Average monthly churn is expected to be approximately 1.5% for the full year.

The company reported subscriber acquisition costs (SAC) per gross subscriber addition of $149 for the third quarter of 2005, a 35% improvement over SAC per gross subscriber addition of $229 in the year-ago quarter. SIRIUS continues to project SAC per gross subscriber addition of under $145 for the year.

During the third quarter of 2005, SIRIUS added 209,920 net subscribers from its retail channel, a 56% increase over 134,442 retail net subscriber additions in the year-ago quarter. The company also added 149,000 net subscribers from its automotive OEM channel, a 230% increase over 45,196 net subscriber additions from that channel in the third quarter of 2004.

SIRIUS reported a net loss of ($180.4) million, or ($0.14) per share, for the third quarter of 2005 compared with a net loss of ($169.4) million, or ($0.14) per share, for the third quarter of 2004.

Automotive OEM Update

SIRIUS recently extended each of its exclusive automotive OEM relationships. On October 31, 2005, SIRIUS announced the extension of its exclusive agreement with DaimlerChrysler to September 1, 2012. The agreement includes all Chrysler Group and

Mercedes-Benz vehicles as well as Freightliner trucks. Over 750,000 new subscribers are expected to be generated from the Chrysler Group alone for the 2006 model year, with volumes estimated to increase significantly in the future. In September 2005, SIRIUS and BMW of North America announced an agreement that extends SIRIUS' exclusive relationship with BMW through August 2008. All BMW models are covered by the agreement. During the second quarter of 2005, SIRIUS extended its exclusive relationship with the Ford Motor Company through September 2011. All Ford Motor Company brands in the U.S. are covered by the agreement.

Product Update

SIRIUS will have a number of next generation products available at retail during the fourth quarter including the SIRIUS S50, the company’s first wearable product; the sleek Starmate Replay, designed for easy vehicle installation; SIRIUS One and the XACT Visor, two new slim-line products that have multiple installation options including dash, console or visor mounting; and a SiriusConnect product that is backwards compatible with many Sony UniLink™ headunits. In the fourth quarter, SIRIUS will also offer a SiriusConnect unit that will make it easy for owners of General Motors vehicles to install SIRIUS. The company is also introducing the Alpine SiriusConnect SIR-ALP10T, its first tuner to incorporate both audio entertainment and traffic data services.

Programming Update

SIRIUS continues to add innovative programming. In August, SIRIUS launched its second season of NFL play-by-play coverage as The Official Satellite Radio Partner of the NFL. On September 29, 2005, SIRIUS launched a new programming lineup, including the addition of five compelling new music channels, and channels for Martha Stewart Living Radio and Howard Stern. Preparations are well underway for Howard

Stern’s arrival at SIRIUS in January 2006. In its continuing effort to expand programming for women, SIRIUS announced that it will launch a full time channel with Cosmopolitan, the best-selling young women's magazine in the world, early next year. Demonstrating the flexibility derived from its significant bandwidth, SIRIUS dedicates entire 24-hour, commercial-free music channels to some of the world’s greatest artists. In addition to “Radio Elvis,” its all-Elvis Presley radio channel broadcast live from Graceland in Memphis, SIRIUS launched “Rolling Stones Radio” and recently announced “E Street Radio,” the world’s first 24-hour channel featuring the music of Bruce Springsteen and the E Street Band.

Offering of $500 million of 9 5/8% Senior Notes and Redemption of 15% and

14 1/2% Notes

During the third quarter of 2005, SIRIUS completed an offering of $500 million in aggregate principal amount of 9 5/8% Senior Notes due 2013. SIRIUS used approximately $63.1 million of the proceeds of this offering to redeem all of its outstanding 15% Senior Secured Discount Notes due 2007 and 14 1/2% Senior Secured Notes due 2009, and will use the balance of the net proceeds for general corporate purposes.

Guidance for 2005

The company raised its year-end subscriber guidance and reaffirmed its previous guidance on all other key guidance metrics for the full year 2005. After adding over one million new subscribers in the first nine months of the year, SIRIUS expects continued strong subscriber growth in the traditionally busy fourth quarter and raised its previous year-end 2005 target to over 3 million subscribers.

Average monthly churn is expected to be approximately 1.5% for full year 2005, in line with previous guidance, given continued high levels of customer satisfaction. The company continues to expect SAC per gross subscriber addition to be under $145 for the full-year 2005, with further declines expected in 2006.

SIRIUS expects to generate $230 million of total revenue and an adjusted loss from operations of approximately ($540) million in 2005. Total operating cash uses, capital expenditures and restricted investment activity are expected to be approximately ($375) million in 2005.

SIRIUS ended the third quarter of 2005 with approximately $934 million in cash, cash equivalents and marketable securities. SIRIUS’ first quarter of positive free cash flow could be reached as early as the fourth quarter of 2006, and the company continues to expect to generate positive free cash flow for the full-year 2007.

Conference Call Information:

SIRIUS will hold a conference call today at 8 am ET to discuss operating and financial results. The public, members of the investment community and the press will have live access to the conference call via the company’s website, www.sirius.com, and on the

SIRIUS service by tuning to SIRIUS Channel 127. A replay of the call will also be available on the SIRIUS website.

THIRD QUARTER 2005 VERSUS THIRD QUARTER 2004

For the third quarter of 2005, SIRIUS recognized total revenue of $66.8 million compared with $19.1 million for the third quarter of 2004. This increase in revenue was driven by a net increase of 1,511,631 subscribers from September 30, 2004 to September 30, 2005.

The company’s adjusted loss from operations decreased by $20.3 million to ($105.4) million for the third quarter of 2005 from ($125.7) million for the third quarter of 2004 (refer to the reconciliation table of GAAP loss from operations to adjusted loss from operations). This decrease was driven by a 257%, or $46.2 million, increase in subscriber revenue as a result of a 228% increase in the company’s subscriber base, offset by an increase of 46%, or $21.6 million, in subscriber acquisition costs. Such increase in subscriber acquisition costs reflected higher shipments of SIRIUS radios and chip sets and increased commissions to support a 125% increase in gross subscriber additions from 207,181 for the third quarter of 2004 to 465,228 for the third quarter of 2005. This increase was offset by reductions in average subsidy rates as the company continued to reduce manufacturing and chip set costs.

Programming and content expenses increased by $4.8 million to $23.5 million for the third quarter of 2005 from $18.7 million for the third quarter of 2004. The increase was primarily attributable to an increase in license fees associated with new content agreements; compensation related costs for additions to headcount; additional on-air talent costs due to the expansion of the programming lineup; and broadcast royalties as a result of the increase in the company’s subscriber base.

During the third quarter of 2005, the company also had increases in customer service and billing expenses and general and administrative expenses. Customer service and billing expenses increased by $4.1 million to $9.4 million for the third quarter of 2005 from $5.3 million for the third quarter of 2004. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the subscriber base. Customer service and billing expenses per average subscriber per month declined 50% to $1.59 for the third quarter of 2005 from $3.16 for the third quarter of 2004. General and administrative expenses increased by $2.2 million to $14.0 million for the third quarter of 2005 from $11.8 million for the third quarter of 2004. The increase was primarily attributable to additional personnel-related costs offset by a decrease in consulting fees.

Such increases in operating expenses were offset by a decrease in sales and marketing expenses of $4.4 million to $38.2 million for the third quarter of 2005 from $42.6 million for the third quarter of 2004. The decrease was primarily a result of the expiration of certain sponsorships and higher costs incurred in 2004 relating to the company’s NFL marketing campaign.

In September 2005, the company also recorded a $6.2 million loss from the redemption of its 15% Senior Secured Discount Notes due 2007 and 14½% Senior Secured Notes due 2009.

SIRIUS reported a net loss of ($180.4) million, or ($0.14) per share, for the third quarter of 2005 compared with a net loss of ($169.4) million, or ($0.14) per share, for the third quarter of 2004.

NINE MONTHS ENDED SEPTEMBER 30, 2005 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2004

For the nine months ended September 30, 2005, SIRIUS recognized total revenue of $162.2 million compared with $41.6 million for the nine months ended September 30, 2004. This increase in revenue was driven by a net increase of 1,511,631 subscribers from September 30, 2004 to September 30, 2005.

The company’s adjusted loss from operations increased by $40.2 million to ($341.2) million for the nine months ended September 30, 2005 from ($301.0) million for the nine months ended September 30, 2004 (refer to the reconciliation table of GAAP loss from operations to adjusted loss from operations). This increase was driven by an 88%, or $95.7 million, increase in subscriber acquisition costs reflecting higher shipments of SIRIUS radios and chip sets and increased commissions to support a 169% increase in gross subscriber additions to 1,252,623 for the nine months ended September 30, 2005 from 465,077 for the nine months ended September 30, 2004, offset by reductions in hardware subsidy rates as the company continued to reduce manufacturing and chip set costs. The effect of an increase in subscriber acquisition costs was more than offset by a 288%, or $115.6 million, increase in subscriber revenue as a result of a 228% increase in the company’s subscriber base.

Programming and content expenses increased by $26.0 million to $63.6 million for the nine months ended September 30, 2005 from $37.6 million for the nine months ended September 30, 2004. The increase was primarily attributable to an increase in license fees associated with sports related programming; compensation related costs for additions to headcount; additional on-air talent costs due to the expansion of the programming lineup; and broadcast royalties as a result of the increase in the company’s subscriber base.

Customer service and billing expenses increased by $12.9 million to $26.6 million for the nine months ended September 30, 2005 from $13.7 million for the nine months ended September 30, 2004. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the subscriber base. Customer care and billing expenses per average subscriber per month declined 49% to $1.81 for the nine months ended September 30, 2005 from $3.57 for the nine months ended September 30, 2004. General and administrative expenses increased $11.9 million to $42.9 million for the nine months ended September 30, 2005 from $31.0 million for the nine months ended September 30, 2004 primarily as a result of overhead expansion to support the growth of the business. In addition, engineering, design and development expenses increased $11.1 million to $33.2 million for the nine months ended September 30, 2005 from $22.1 million for the nine months ended September 30, 2004 primarily as a result of additional personnel-related costs to support research and development efforts; costs associated with tooling and manufacturing upgrades at DaimlerChrysler and Ford to support factory installations of SIRIUS radios; and development costs for the company’s next generation of radios, offset by decreases in chip set development costs.

Such increases in operating expenses were offset by a decrease in satellite and transmission expenses of $3.5 million to $20.7 million for the nine months ended September 30, 2005 from $24.2 million for the nine months ended September 30, 2004. Such decrease was primarily a result of the company’s decision not to renew its satellite insurance policy in August 2004, offset in part by an increase in personnel-related costs.

In September 2005, the company also recorded a $6.2 million loss from the redemption of its 15% Senior Secured Discount Notes due 2007 and 14½% Senior Secured Notes due 2009.

SIRIUS reported a net loss of ($551.6) million, or ($0.42) per share, for the nine months ended September 30, 2005 compared with a net loss of ($450.3) million, or ($0.37) per share, for the nine months ended September 30, 2004.

(Selected financial information follows).

SIRIUS defines adjusted loss from operations as GAAP loss from operations before depreciation and equity granted to third parties and employees. SIRIUS believes adjusted loss from operations is useful because it represents operating expenses of the company excluding the effects of non-cash items.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period.

SIRIUS defines subscriber acquisition costs, or SAC, per gross subscriber addition as SAC and negative margins from the direct sale of SIRIUS radios and accessories divided by the number of gross subscriber additions for the period.

Adjusted loss from operations, ARPU and SAC per gross subscriber addition are not measures of financial performance under U.S. generally accepted accounting principles and are used as measures of operating performance. As a result, these metrics may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with U.S. generally accepted accounting principles.

Sirius Satellite Radio Inc.

Quarterly Data

(Unaudited)

	As of September 30,
	2005	2004
Subscribers:
Beginning subscribers	1,814,626	480,341
Net additions	359,294	181,948
Ending subscribers	2,173,920	662,289
Retail	1,564,718	534,871
OEM	581,988	100,261
Hertz	27,214	27,157

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Gross subscriber additions	465,228	207,181	1,252,623	465,077
Deactivated subscribers	105,934	25,233	221,961	63,849
Average monthly churn (1)	1.8%	1.5%	1.5%	1.7%
Subscriber acquisition costs per gross subscriber addition	$149	$229	$164	$235
Monthly ARPU:
Average monthly subscriber revenue per subscriber before effects of Hertz subscribers and mail-in rebates	$11.08	$10.92	$10.78	$11.15
Effects of Hertz subscribers	0.06	(0.18)	0.04	(0.29)
Effects of mail-in rebates	(0.25)	(0.05)	(0.24)	(0.42)
Average monthly subscriber revenue per subscriber	10.89	10.69	10.58	10.44
Average monthly net advertising revenue per subscriber	0.26	0.15	0.21	0.10
ARPU	$11.15	$10.84	$10.79	$10.54

(1) Average monthly churn is the number of deactivated subscribers divided by average quarterly subscribers.

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Subscriber revenue, including effects of mail-in rebates	$64,273	$18,025	$155,799	$40,177
Advertising revenue, net of agency fees	1,508	249	3,094	399
Equipment revenue	1,030	823	3,300	1,013
Other revenue	20	19	48	48
Total revenue	66,831	19,116	162,241	41,637

Operating expenses:
Cost of services (excludes depreciation shown separately below):
Satellite and transmission	7,228	7,620	20,709	24,215
Programming and content	23,542	18,732	63,589	37,550
Customer service and billing	9,416	5,329	26,646	13,718
Cost of equipment	1,453	1,146	4,381	1,615
Sales and marketing	38,181	42,645	107,543	103,670
Subscriber acquisition costs	68,675	47,066	204,461	108,758
General and administrative	13,966	11,808	42,918	31,009
Engineering, design and development	9,784	10,444	33,232	22,090
Depreciation	24,559	23,811	73,640	71,082
Equity granted to third parties and employees (1)	36,946	17,752	116,882	47,660
Total operating expenses	233,750	186,353	694,001	461,367
Loss from operations	(166,919)	(167,237)	(531,760)	(419,730)
Other income (expense):
Interest and investment income	7,645	2,291	16,922	5,906
Interest expense	(13,693)	(5,267)	(28,219)	(34,235)
Loss from redemption of debt	(6,214)	--	(6,214)	--
Income (expense) from affiliate	(739)	--	(739)	--
Other income	30	1,340	82	1,411
Total other income (expense)	(12,971)	(1,636)	(18,168)	(26,918)
Loss before income taxes	(179,890)	(168,873)	(549,928)	(446,648)
Income tax expense	(560)	(560)	(1,680)	(3,641)
Net loss	$(180,450)	$(169,433)	$(551,608)	$(450,289)
Net loss per share (basic and diluted)	$(0.14)	$(0.14)	$(0.42)	$(0.37)
Weighted average common shares outstanding (basic and diluted)	1,328,458	1,236,845	1,322,399	1,230,149

(1) Allocation of equity granted to third parties and employees to other operating expenses:
Satellite and transmission	$467	$202	$1,455	$797
Programming and content	4,855	5,520	14,793	8,397
Customer service and billing	140	53	405	185
Sales and marketing	9,642	6,246	30,348	21,629
Subscriber acquisition costs	12,354	3,030	31,115	7,097
General and administrative	6,137	2,159	21,746	7,415
Engineering, design and development	3,351	542	17,020	2,140
Total equity granted to third parties and employees	$36,946	$17,752	$116,882	$47,660

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands)

(Unaudited)

Selected balance sheet data:
	As of
	September 30, 2005	December 31, 2004

Cash, cash equivalents and marketable securities	$ 934,383	$ 759,168
Restricted investments	92,615	97,321
Working capital	652,502	541,526
Total assets	2,092,389	1,957,613
Long-term debt	1,096,789	656,274
Total liabilities	1,517,583	956,980
Accumulated deficit	(2,417,464)	(1,865,856)
Stockholders’ equity	574,806	1,000,633

The following table reconciles GAAP loss from operations, as reported, to adjusted loss from operations:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

GAAP loss from operations, as reported	$ (166,919)	$ (167,237)	$ (531,760)	$ (419,730)
Depreciation	24,559	23,811	73,640	71,082
Equity granted to third parties and employees	36,946	17,752	116,882	47,660
Adjusted loss from operations	$ (105,414)	$ (125,674)	$ (341,238)	$ (300,988)

Sirius Satellite Radio Inc.

Financial Highlights

(In thousands)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net loss	$(180,450)	$(169,433)	$(551,608)	$(450,289)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,559	23,811	73,640	71,082
Non-cash interest expense	842	573	2,365	21,168
Non-cash loss from redemption of debt	712	--	712	--
Loss on disposal of assets	34	--	286	19
Equity granted to third parties and employees	36,946	17,752	116,882	47,660
Deferred income taxes	560	560	1,680	3,641
Changes in operating assets and liabilities:
Marketable securities	--	--	16	(92)
Prepaid expenses and other current assets	(10,426)	(7,840)	(26,187)	(7,869)
Other long-term assets	2,653	8	3,131	(3,406)
Accrued interest	6,467	972	6,341	3,848
Accounts payable and accrued expenses	10,211	15,248	36,213	44,721
Deferred revenue	31,549	15,338	81,923	33,306
Other long-term liabilities	20	2,665	(3,522)	691
Net cash used in operating activities	(76,323)	(100,346)	(258,128)	(235,520)
Cash flows from investing activities:
Additions to property and equipment	(7,086)	(11,976)	(17,949)	(22,316)
Sales of property and equipment	6	209	65	237
Purchases of restricted investments	--	(5,104)	(6,291)	(90,104)
Release of restricted investments	--	--	10,997	--
Purchases of available-for-sale securities	(128,700)	--	(128,700)	--
Sales of available-for-sale securities	5,100	--	5,100	--
Maturities of available-for-sale securities	--	--	4,835	25,000
Net cash used in investing activities	(130,680)	(16,871)	(131,943)	(87,183)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	493,005	--	493,005	293,600
Redemption of debt	(57,609)	--	(57,609)	--
Proceeds from exercise of stock options	5,021	857	11,125	6,004
Proceeds from exercise of warrants	--	--	--	19,850
Other	--	(32)	(8)	(99)
Net cash provided by financing activities	440,417	825	446,513	319,355
Net increase (decrease) in cash and cash equivalents	233,414	(116,392)	56,442	(3,348)
Cash and cash equivalents at the beginning of period	576,919	634,023	753,891	520,979
Cash and cash equivalents at the end of period	$810,333	$517,631	$810,333	$517,631

###

About SIRIUS

SIRIUS delivers more than 120 channels of the best commercial-free music, compelling talk shows, news and information, and the most exciting sports programming to listeners across the country in digital quality sound. SIRIUS offers 65 channels of 100% commercial-free music, and features over 55 channels of sports, news, talk, entertainment, traffic and weather for a monthly subscription fee of only $12.95. SIRIUS also broadcasts live play-by-play games of the NFL and NBA, and is the Official Satellite Radio partner of the NFL.

SIRIUS radios for the car, truck, home, RV and boat are manufactured by Alpine, Audiovox, Blaupunkt, Clarion, Delphi, Jensen, JVC, Kenwood, Pioneer, Sanyo and XACT Communications. Available in more than 25,000 retail locations, SIRIUS radios can be purchased at major retailers including Best Buy, Circuit City, Crutchfield, Costco, RadioShack, Sam’s Club, Target and Wal-Mart. SIRIUS is also available at heavy truck dealers and truck stops nationwide.

SIRIUS radios are currently offered in vehicles from Audi, BMW, Chrysler, Dodge, Ford, Infiniti, Jeep®, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, MINI, Nissan, Scion, Toyota, Porsche, Volkswagen and Volvo. Hertz currently offers SIRIUS at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.

E-SIRI

Contacts for SIRIUS:

Jim Collins

Media

212-901-6422

jcollins@siriusradio.com

Michelle McKinnon

Investor Relations

212-584-5285

mmckinnon@siriusradio.com

Jaymie VanValkenburgh

Investor Relations

212-584-5158

jvanvalkenburgh@siriusradio.com